Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-4 (Amendment No. 16) of our report dated August 15, 2025 with respect to the audited financial statements of TETE Technologies, Inc. (“the Company”) as of November 30, 2024 and 2023, for the year ended November 30, 2024, and for the period from June 16, 2023 (inception) through November 30, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 15, 2025